Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-265489, No. 333-184701, No. 333-173114, No. 333-163929, No. 333-19011, No. 333-71373, No. 333-42276, No. 333-45534, No. 333-73652, No. 333-89176, No. 333-141458 and No. 333-249418) and on Form S-3 (No. 333-184703, No. 333-184702, No. 333-182462, No. 333-175419, No. 333 160577, No. 333-228113, No. 333-253145, No. 333-272616) of MicroVision, Inc. of our reports dated February 29, 2024, relating to the consolidated financial statements of MicroVision, Inc. and the effectiveness of internal control over financial reporting of MicroVision, Inc. appearing in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Moss Adams LLP

Seattle, Washington

February 29, 2024